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                                                                 Exhibit (h)(14)

               [ALEX.BROWN INVESTMENT MANAGEMENT, LLC LETTERHEAD]

                                                               November 29, 2007

Mr. Simon D. Collier, President
Forum Funds
2 Portland Square
Portland, Maine 04101

     RE: Contractual Waivers and Reimbursements

Dear Mr. Collier:

     Alex Brown Investment Management LLC (the "Adviser") agrees to waive itS investment advisory fee and reimburse expenses as necessary to ensure the total annual operating expenses for Institutional and A shares for Flag Investors Equity Opportunity Fund do not exceed 1.10% and 1.35%, respectively; and for Institutional and A shares of Flag Investors Income Opportunity do not exceed 0.85% and 1.10% respectively.

     This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate as of November 30, 2008.

Very truly yours,

/s/ Bruce E. Behrens
--------------------
By: Bruce E. Behrens
Title: Director/Co-President

    ONE SOUTH STREET BALTIMORE, MARYLAND 21202 TELEPHONE 410-895-4800OR TOLL
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